Exhibit 10.9
NORTHFIELD SAVINGS BANK
NON-QUALIFIED
DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective as of January 1, 2005)
November 6, 2006

i

ii

Page
Article 15 Miscellaneous Provisions	33
15.1 No Right to Continued Board Membership or Employment	33
15.2 Construction of Language	33
15.3 Headings	33
15.4 Severability	33
15.5 Waiver	33
15.6 Governing Law	34

iii

Article 1
Introduction and Purpose
1.1	Establishment of the Plan – Consolidation of Existing Plans

The Plan shall be known as the NORTHFIELD SAVINGS BANK NON-QUALIFIED DEFERRED COMPENSATION PLAN. The Plan constitutes an amendment, restatement and consolidation of three (3) existing non-qualified deferred compensation plans sponsored by NSB Holding Corp. and Northfield Savings Bank: NSB Holding Corp. and Northfield Savings Bank Board of Directors Deferred Compensation Plan (effective March 16, 1999); the NSB Holding Corp. and Northfield Savings Bank Executive Deferred Compensation Plan (effective April 1, 2001); and the NSB Holding Corp. and Northfield Savings Bank Supplemental Executive Retirement Plan (effective January 1, 1994). The consolidated Plan was originally effective January 1, 2004 and is herein amended and restated, effective as of January 1, 2005, in compliance with Section 409A of the Code, addressing the requirements for nonqualified deferred compensation plans as of January 1, 2005.

1.2	Purpose of the Plan

The purpose of the Plan is to provide for the deferral of all or a portion of non-employee Trustee and Director fees by members of the participating Board of Trustees and Board of Directors, deferral of all or a portion of the Compensation and/or Performance Based Compensation payable to eligible Employees of NSB Holding Corp. and Northfield Savings Bank, and to provide eligible Employees of Northfield Savings Bank with supplemental retirement income from the Bank when such amounts are not payable under the benefit and/or contribution formulas of the tax-qualified Northfield Savings Bank Retirement Plan, and/or 401(k) Savings Plan, respectively, due to reductions and other limitations imposed under Sections 401(a)(17), 401(k)(3), 401(m), 402(g) and 415 of the Code. A designated amount of Trustee Fees, Director Fees Compensation and/or Performance Based Compensation, as the case may be, may be deferred until one of the specified events in the Plan occurs, which permits all or part of the monies so deferred (together with any earnings, gains or losses, as provided for in the Plan), to be distributed to the Participant or to a designated Beneficiary.

1.3	ERISA Not Applicable

This Plan is not intended to be subject to or covered by the reporting, participation, vesting, funding or fiduciary requirements of ERISA, and shall in all cases be construed and interpreted in a manner consistent with that intent.

Article 2
Definitions
The following words and phrases used in the Plan shall have the following meanings, unless a different meaning is plainly required by the context:
2.1	“Accounting Date” means each business day of the month.

2.2	“Administrator” means the Plan administrator, as described in Article 4.

2.3	“Bank” means the Northfield Savings Bank, 1751 Victory Boulevard, Staten Island, New York or any successor to the Bank by merger, consolidation or otherwise by operation of law.

2.4	“Basic Retirement Plan” means The Retirement Plan of Northfield Savings Bank in RSI Retirement Trust, as amended from time to time.

2.5	“Basic Retirement Plan Retirement Benefit” means the benefit paid to a Participant under the Basic Retirement Plan and includes benefits payable upon Normal Retirement, Early Retirement, Postponed Retirement, death or termination of service.

2.6	“Basic Retirement Plan Surviving Spouse Benefit” means the benefit payable to a Participant’s surviving spouse or eligible children under the Basic Retirement Plan upon the Participant’s death, if any.

2.7	“Basic Savings Plan” means the Northfield Savings Bank 401(k) Savings Plan in RSI Retirement Trust, as amended from time to time.

2.8	“Basic Savings Plan Savings Benefit” means the benefit paid to a Participant under the Basic Savings Plan and includes benefits payable upon Normal Retirement, Early Retirement, Postponed Retirement, death or termination of service.

2.9	“Basic Savings Plan Surviving Spouse Benefit” means the benefit payable to a Participant’s surviving spouse under the Basic Savings Plan upon the Participant’s death prior to a distribution of the Participant’s entire Basic Savings Plan account balance.

2.10	“Beneficiary” means the person, persons or legal entity provided for by the Participant to receive any undistributed Deferred Compensation which becomes payable in the event of the Participant’s death, including any designated contingent beneficiary or beneficiaries.

2.11	“Benefit Commencement Date” means the first business day of the month following the month in which a member of the Board of Trustees or Board of Directors has a Separation From Service as a member of the Board of Trustees or Board of Directors, or such other date as a Participant may specify in his or her Trustee Enrollment Agreement for deferral of compensation or Director Agreement for deferral of compensation.

2.12	“Board” means the Board of Directors of the Bank, as duly constituted from time to time.

2.13	“Change in Control” means any one of the following events: (i) a change in the ownership of a Participant’s employer, (ii) a change in the effective control of a Participant’s employer, or (iii) a change in the ownership of a substantial portion of the assets of a Participant’s employer, where each such event is as hereafter defined in paragraphs (A), (B) and (C), following, where the occurrence of such event must be objectively determinable, without discretionary authority by the Employer.
(A)	A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as hereafter defined) acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for this purpose. This definition applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

For purposes of paragraphs (A), (B) and (C), persons will not be considered to be “acting as a group” solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(B)	A change in the effective control of a corporation occurs on the date that either: (i) any one person, or more than one person acting as a group (as defined under paragraph (A), above), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35 percent or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that the term corporation refers solely to the relevant corporation, for which no other corporation is a majority shareholder. In the absence of an event described above, a change in the effective control of a corporation will not have occurred.

A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Control event.

If any one person, or more than one person acting as a group (as defined under paragraph (A), above) is considered to effectively control a corporation, the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation.

(C)	A change in the ownership of a substantial portion of a corporation’s assets occurs on the date that any one person, or more than one person acting as a group (as defined under paragraph (A), above) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

There is no Change in Control event under paragraph (C) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer, as provided in this paragraph. A transfer of assets by a corporation is not treated as a change in the ownership of such assets if the assets are transferred to: (i) a shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the corporation; (iii) a person, or more than one person acting as a group (as defined under paragraph (A), above), that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the corporation; or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii), above. For purposes of this paragraph, and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction , but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

2.14	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.15	“Committee” means the Deferred Compensation Plan administrative committee, as appointed by the Board to administer the Plan, as described in Article 4.

2.16	“Compensation” means the base compensation receivable by an Employee from the Employer for the calendar year, prior to any reduction pursuant to any compensation reduction agreement. Compensation excludes contributions made by the Employer to any tax-qualified pension or savings plan, or insurance, welfare or other employee benefit plan, as well as amounts accrued or paid pursuant to this Plan or any other qualified or non-qualified deferred compensation plan or arrangement. Performance Based Compensation attributable to a calendar year shall be included hereunder provided that an election to specifically defer such compensation is made no later than six (6) months before the end of each calendar year performance service period.

2.17	“Deferral Credit Account” means the bookkeeping account maintained in the name of the Employer, on behalf of each Participant, pursuant to Article 6.

2.18	“Deferred Compensation” means that portion of the Participant’s Trustees Fees, Directors Fees, Compensation and/or Performance Based Compensation, as the case may be, which the Participant agrees to defer, until the conditions for distribution of such amounts as set forth in Article 7 are met.

2.19	“Director” means a member of the Board of Directors of the Employer, who is not an employee of the Employer or NSB Holding Corp.

2.20	“Director Fees” means all compensation paid by the Employer, for service as a member of its Board of Directors, including annual retainer and fee for attendance at meetings of the Board of Directors or committees thereof, as shown on Federal Form 1099, but not including any payments in direct reimbursement of expenses incurred by a Director in providing such services.

2.21	“Disabled” refers to a Participant who is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or is by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Participant’s Employer.

2.22	“Effective Date” means January 1, 2004, the date the Prior Plans were consolidated into a single Plan.

2.23	“Employee” means an employee of the Employer who is eligible to participate in the Plan, as set forth in Section 3.1.

2.24	“Employer” means NSB Holding Corp. Staten Island, New York, or Northfield Savings Bank, Staten Island, New York, as the case may be.

2.25	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.26	“Key Employee” means a Participant who is a “key employee” as defined in Code section 416(i), without regard to paragraph (5) thereof; provided that the Employer’s stock is publicly traded on an established securities market, or otherwise.

2.27	“Participant” means any Trustee, Director, or Employee who fulfills the eligibility and enrollment requirements for participation in the Plan, as set forth in Article 3.

2.28	“Performance Based Compensation” means performance based compensation based on services performed over a period of at least twelve (12) months, where: (i) the payment or the amount of such compensation is contingent on the satisfaction of organizational or individual performance criteria, and (ii) the performance criteria are not substantially certain to be met at the time a deferral election is permitted. Bonus compensation hereunder may include payments based upon subjective performance criteria, but (a) any subjective performance criteria must relate to the performance of the Participant, a group of service providers that includes the Participant, or a business unit for which the Participant provides services (which may include the entire Employer organization); and (b) the determination that any subjective performance criteria have been met must not be made by the Participant or a family member of the Participant (as defined in Code section 267(c)(4) applied as if the family of an individual includes the spouse of any member of the family). Bonus compensation hereunder may also include payments based on performance criteria that are not approved by the Administrator or by Employer stockholders.

2.29	“Plan” means the Northfield Savings Bank Non-Qualified Deferred Compensation Plan, as amended and restated January 1, 2005, as herein set forth, and as it may be further amended from time to time.

2.30	“Plan Year” means each calendar year.

2.31	“Prior Plans” means the NSB Holding Corp. and Northfield Savings Bank Board of Directors Deferred Compensation Plan (effective March 16, 1999); the NSB Holding Corp. and Northfield Savings Bank Executive Deferred Compensation Plan (effective April 1, 2001); and the NSB Holding Corp. and Northfield Savings Bank Supplemental Executive Retirement Plan (effective January 1, 1994).

2.32	“Restatement Date” means January 1, 2005.

2.33	“Retirement” means a Separation From Service following Normal Retirement Age, or if earlier, after the Early Retirement Date.

2.34	“Retirement Date” means the date on which occurs a severance of the Participant’s relationship with the Board of Trustees, Board of Directors, or the Employer, as the case may be (other than by reason of being disabled or death), on account of Retirement.

2.35	“Retirement Income Benefit” means the deferred compensation retirement income benefit provided to Participants and their beneficiaries in accordance with the applicable provisions of the Plan.

2.36	“Savings Benefit” means the deferred compensation savings benefit provided to Participants and their beneficiaries in accordance with the applicable provisions of the Plan.

2.37	“Separation From Service” means the Participant’s death, Retirement, or other termination of service within the meaning of Code Section 409A. No Separation From Service shall be deemed to occur due to military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, in the case of an employee, so long as right to reemployment is provided by contract. An Employee Participant shall not be treated as having a Separation From Service if the Employee provides more than insignificant services for the Employer following the Employee’s actual or purported Separation From Service with the Employer. Services shall be treated as not being insignificant if such services are performed at an annual rate that is at least equal to twenty percent (20%) of the services rendered by the Employee for the Employer, on average, during the immediately preceding three (3) full calendar years of employment (or if employed less than three years, such shorter period of employment) and the annual base compensation for such services is at least equal to twenty percent (20%) of the average base compensation earned during the final three (3) full calendar years of employment (or if employed less than three (3) years, such shorter period of employment). Where an Employee Participant continues to provide services to the Employer other than as an employee, a Separation From Service will not be deemed to have occurred if the Participant is providing services at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or if employed less than three (3) years, such lesser period) and the annual base compensation for such services is fifty percent (50%) or more of the annual base compensation earned during the final three (3) full calendar years of employment (or if less, such lesser period).

2.38	“Supplemental Surviving Spouse Benefit” means the survivor death benefit payable to a Participant’s surviving spouse, pursuant to the provisions of Article 12.

2.39	“Termination of Service” means a severance of the Participant’s relationship with the Board of Trustees, Board of Directors, or the Employer, as the case may be, prior to Retirement Date or by reason of being Disabled or death.

2.40	“Trustee” means a member of the Board of Trustees of NSB Holding Corp., who is not an employee of NSB Holding Corp. or the Employer.

2.41	“Trustee Fees” means all compensation paid by NSB Holding Corp. for service as a member of its Board of Trustees, including annual retainer and fee for attendance at meetings of the Board of Trustees or committees thereof, as shown on Federal Form 1099, but not including any payments in direct reimbursement of expenses incurred by a Trustee in providing such services.

2.42	“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from illness or an accident of the Participant, the Participant’s spouse, or a dependent of the Participant (as defined in Code Section 152(a), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. The amounts distributed with respect to an unforeseeable emergency, as herein defined, shall not exceed the amounts necessary to satisfy such emergency, plus amounts necessary to pay taxes reasonably anticipated by the Participant as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship).
Words importing males shall be construed to include females and the singular shall be construed to include the plural, and vice versa, wherever appropriate.

Article 3
Participation
3.1	Eligibility

Every Employee who was a Participant in the Plan on December 31, 2004, immediately prior to the Restatement Date, shall continue to be a Participant on the Restatement Date.

Only (i) members of the NSB Holding Corp. Board of Trustees, (ii) the Employer’s Board of Directors, and (iii) the specific Employees or the class or classes of Employees specified in the following two paragraphs, shall be eligible to become Participants in accordance with Section 3.2.

Upon adoption of the Prior Plans, any highly compensated Employees, within the meaning of Section 414(q) of the Code as designated by the Board, who participated in the Basic Retirement Plan and/or Basic Savings Plan were immediately eligible to participate in the Prior Plans with respect to Compensation upon which Plan benefits were based, provided the Participant’s contributions to the Basic Retirement Plan and/or Basic Savings Plan were reduced or restricted by reason of the application of the limitations imposed by one or more of the following: (i) Section 401(a)(17) of the Code, (ii) Section 401(k)(3) of the Code, (iii) Section 401(m) of the Code, (iv) Section 402(g) of the Code, or (v) Section 415 of the Code. Notwithstanding the foregoing, reductions of Employer basic (Employee salary deferral) contributions and Employer matching contributions to the Basic Savings Plan which resulted from the application of one or more of the foregoing Code sections between January 1, 1991 and January 1, 1994, were also recognized under the Prior Plans.

From time to time, the Bank may designate additional Employees who participate in the Basic Retirement Plan and/or Basic Savings Plan as participants in the Plan, from the class of Employees participating in the Basic Retirement Plan and/or Basic Savings Plan who are members of a select group of management Employees or are highly compensated Employees. Newly eligible Employees shall participate as of the date specified by the Bank’s Board.

3.2	Enrollment

Any Trustee, Director or Employee first eligible to participate in accordance with Section 3.l as of the Restatement Date, shall become a Participant upon agreeing in writing, on an Enrollment Agreement form to be provided by the Administrator, within thirty (30) days of the Restatement Date, to a deferral of all or a portion of his or her Trustee Fees, Director Fees, Compensation and/or Performance Based Compensation, as the case may be, as follows: commencing with the first day following the later of: (i) the Plan’s Restatement Date, and (ii) written notification to the Administrator of an election to defer all or a portion of the Participant’s Trustee Fees, Director Fees, Compensation and/or Performance Based Compensation, as the case may be, (expressed as either a dollar amount or percentage), when payable, in accordance with the Plan.

Any Trustee, Director or Employee first eligible to participate in accordance with Section 3.1 after the Restatement Date, shall become a Participant upon agreeing in writing, on an Enrollment Agreement form to be provided by the Administrator, within thirty (30) days of becoming a Trustee, Director or eligible Employee, to a deferral of all or a portion of his or her Trustee Fees, Director Fees, Compensation and/or Performance Based Compensation, as the case may be, commencing with the first day following written notification to the Administrator of an election to defer all or a portion of the Participant’s Trustee Fees, Director Fees Compensation and/or Performance Based Compensation, as the case may be, (expressed as either a dollar amount or percentage), when payable, in accordance with the Plan.

Any other Trustee, Director or Employee otherwise eligible to participate in accordance with Section 3.1 after the Restatement Date, who does not enroll when first eligible under the preceding paragraph, shall become a Participant as of the first day of the calendar Plan Year following his or her agreement in writing, on an Enrollment Agreement form to be provided by the Plan Administrator, to a deferral of all or a portion of his or her Trustee Fees, Director Fees, Compensation and/or Performance Based Compensation, as the case may be, (expressed as either a dollar amount or percentage), when payable, in accordance with the Plan.

3.3	Duration of Election

Subject to Section 3.4, once an election to defer has been made by the Participant, the election with respect to Trustee Fees, Director Fees, Compensation and/or Performance Based Compensation, as the case may be, deferred shall continue in effect until a distribution of benefits, pursuant to Article 7, unless such election is modified with respect to future Plan Year deferrals, or as provided for in Section 7.9. An election to defer a percentage of Trustee Fees, Director Fees, Compensation and/or Performance Based Compensation, as the case may be, shall be applied uniformly to payments of Trustee Fees, Director Fees, Compensation and/or Performance Based Compensation, as the case may be, that would otherwise be made. An election to defer a dollar amount of Trustee Fees or Director Fees shall be applied to the first amounts otherwise payable in each calendar year until the full amount elected has been deferred. An Employee election to defer a percentage of Compensation and/or Performance Based Compensation shall be applied uniformly to payments of Compensation and/or Performance Based Compensation that would otherwise be made. An election to defer a dollar amount of Compensation and/or Performance Based Compensation, shall be applied proportionately over the remaining pay periods in each calendar year until the full amount elected has been deferred. Notwithstanding the foregoing, an alternate procedure may be requested by the Trustee, Director or Employee, and agreed to by the Administrator.

3.4	Duration of Participation and Modification or Cessation of Deferrals

A Participant shall continue participation in the Plan until such time as the Participant is no longer deferring any portion of Trustee Fees, Director Fees, Compensation and/or Performance Based Compensation, as the case may be, and all amounts credited to the Participant’s Plan account have been distributed.

A Participant may modify or cease his or her election to defer Trustee Fees, Director Fees, Compensation and/or Performance Based Compensation, as the case may be, by written direction filed with the Plan Administrator prior to the end of any calendar Plan Year, with respect to Trustee Fees, Director Fees, Compensation and/or Performance Based Compensation, as the case may be, earned after the end of the Plan Year during which such direction is filed with the Plan Administrator. Any amounts previously credited to the Participant shall be distributed in accordance with Section 3.3.

The Bank may, from time to time, remove any Participant from participation in the Plan; provided, however, that, such removal will not reduce the amount of Retirement Income Benefit and/or Savings Benefit credited to the Participant under the Plan, as determined as of the date of such Participant’s removal. A Participant so removed shall remain a Participant until all benefits are distributed in accordance with the provisions of the Plan.

3.5	Reenrollment of Participation

A Trustee, Director or Employee who has terminated his or her deferral of Trustee Fees, Director Fees, Compensation and/or Performance Based Compensation, as the case may be, may thereafter again file an election to defer amounts earned in future calendar years, in the same manner as a new Participant, pursuant to the third paragraph of Section 3.2.

Article 4
Administration
4.1	Responsibility for Administration and Investment

The Plan shall be administered by the Committee, which shall appoint an Administrator, who shall be an officer of the Employer and/or NSB Holding Corp. The Administrator shall be responsible for all functions related to the management of Plan accounts, supplemental benefits and their distribution, in accordance with the provisions of the Plan.

4.2	Authority of the Committee

The Committee shall have the full power and authority to promulgate, adopt, amend, or revoke such rules and regulations as are necessary to implement and maintain the Plan, consistent with the provisions of the Plan.

The Administrator shall have the authority to require such supportive information, documents, or evidence, as is deemed necessary, in order to carry out the Administrator’s responsibilities under the Plan.

The Committee shall have the power to rule on any matter involving construction of the Plan and interpretation of the terms and provisions thereof, and may exercise said authority or delegate such authority to the Administrator. Any decision hereunder on any such matter shall be final and binding upon all parties.

4.3	Duties of the Administrator

Whenever a Trustee, Director, or Employee becomes eligible for a deferral of Trustee Fees, Director Fees, Compensation and/or Performance Based Compensation, as the case may be, the Trustee, Director, or Employee as the case may be, shall receive from the Administrator an Enrollment Agreement form, stating the amount or percentage of Trustee Fees, Director Fees, Compensation and/or Performance Based Compensation, as the case may be, to be deferred, and containing a notation that such amount shall not, to the extent provided by applicable law, be included as a part of the Trustee’s or Director’s earned income or the Employee’s income, as the case may be, with respect to federal, state or local income taxes at the time of deferral. Trustee Fees and Director Fees are not included as earned income with respect to Federal “SECA” taxes at the time of deferral. Compensation and/or Performance Based Compensation, deferred by an Employee are, to the extent provided by applicable law, included as earnings with respect to Federal “FICA” and “FUTA” taxes at the time of deferral.

4.4	Enrollment Agreements

The Employer and NSB Holding Corp., as applicable, shall enter into a separate written Enrollment Agreement for deferral of compensation with each Participant, with respect to deferred compensation, supplemental retirement benefits and supplemental savings benefits, as applicable, each agreement shall: (i) set forth the obligations contained in the Plan; (ii) the timing and method of payout upon events specified in the Plan; (iii) the amounts of Trustee Fees, Director Fees, Compensation and/or Performance Based Compensation to be deferred, if applicable; (iv) the name of any Beneficiary or Beneficiaries; and (v) such other information as the Employer or the Administrator deems necessary to administer the Plan. A modified written Enrollment Agreement for deferral of compensation may be entered into with respect to future Plan Year deferrals, or as provided for in Section 7.9.

4.5	Administrative and Investment Costs

It is the intent of the Employer that the Plan shall not be implemented or administered so as to be an expense to any Employer, other than for the Employers’ respective obligations to pay the Deferred Compensation as provided in the Plan. Any expenses associated with the Plan, including but not limited to, administrative and investment costs, may, but need not be, charged against the Participants’ accounts on a pro rata basis, as determined by the Employer and/or the Administrator. The Employer and/or Administrator shall report to the Board of Directors of the Employer and the Board of Trustees of NSB Holding Corp., as applicable, from time to time, the Plan costs (if any), so that the respective boards can properly analyze these costs. Included among such costs, but not limited thereto, shall be the costs (if any), of making investments, accounting for Deferred Compensation, and providing information to eligible Participants.

Article 5
Retirement Date
5.1	Retirement Dates

A Participant’s Retirement Date shall be his or her date of actual retirement, which may be his or her Normal, Early or Postponed Retirement Date, whichever is applicable pursuant to the following sections of this Article 5. Each Participant shall be one hundred percent (100%) vested in Plan Deferred Compensation, Retirement Income Benefits and Savings Benefit, whichever is/are applicable, at Retirement.

5.2	Normal Retirement Age

A Participant’s Normal Retirement Age shall be the 65th anniversary of his or her birth. Such Participant’s Normal Retirement Date shall be the 1st day of the month coincident with or next following a Separation From Service upon attainment of Normal Retirement Age.

5.3	Early Retirement Date

A Participant may retire on an Early Retirement Date, which shall be the date coinciding with Separation From Service on or after attainment of age fifty-five (55).

5.4	Postponed Retirement Date

If a Participant continues in the employment of the Employer beyond Normal Retirement Date, the date coinciding with the Participant’s Separation From Service after Normal Retirement Age shall be the Participant’s Postponed Retirement Date.

Article 6
Participants Accounts and Plan Investments
6.1	Establishment of Accounts

The Administrator shall establish a bookkeeping account for each Participant, which account shall be credited as of each date the Participant’s Trustee Fees, Director Fees, Compensation and/or Performance Based Compensation are deferred. Subject to Section 4.5, each account shall also be credited with any increase, or charged with any decrease, incurred by the Employer and attributable to any investment and/or crediting of Deferred Compensation under Section 6.3, if applicable. The Employer is only under a contractual obligation to make payments under the Plan in accordance with this Article 6, as payments become due hereunder, and the Employer is not a guarantor of the Plan. The Board of Directors of the Employer and the Board of Trustees of NSB Holding Corp. shall not be liable for any claims raised by any Participant, or Beneficiary, by reason of participation in, or receipt of benefits from, the Plan. All Participants shall accept any policy established, or determinations made, by the Administrator or the respective boards concerning the resolution of any Plan accounting or record keeping errors or omissions.

Each Participant’s Deferred Compensation sub-account credit balance shall be credited as provided under the foregoing paragraph and Section 6.3, if applicable.

6.2	Unsecured General Creditor

Title to, and beneficial ownership of, any assets, whether in cash or investments (including any common stocks, life insurance policies, annuity contracts or mutual fund accounts), which the Employer and NSB Holding Corp. may earmark to pay or measure any Deferred Compensation and supplemental benefits under the Plan, shall, at all times, remain as part of the general assets of the Employer or NSB Holding Corp., as the case may be. A Participant and any Beneficiary or Beneficiaries shall not have any property interest whatsoever in any specific asset of the Employer or NSB Holding Corp., as the case may be, on account of the election to defer any Trustee Fees, Director Fees, Compensation and/or Performance Based Compensation under the Plan or on account of eligibility for supplemental benefits. To the extent that any person acquires a right to receive payments from the Employer or NSB Holding Corp., as the case may be under the terms of the Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer or NSB Holding Corp., as the case may be.

6.3	Investment Options

Upon enrollment of new Participants under Section 3.2, each Participant may request, either within the Enrollment Agreement for deferral of compensation or on another form to be provided for such purpose by the Administrator with respect to supplemental executive retirement plan benefits, that his or her Deferred Compensation account be adjusted for gains and losses as if invested in one or more investment options (which shall be limited to no more than four (4) investment options by a Participant), as may be made available by the Employer or NSB Holding Corp. in their sole discretion. The Employer and NSB Holding Corp. are under no obligation to offer such investment option or options or to honor such Participant requests hereunder. Any such investment option or options hereunder shall be authorized by the Board of Trustees or Board of Directors, as the case may be.

6.4	Investment Elections

Each Participant may request that the Participant’s Deferred Compensation account be adjusted to reflect gains and losses as if invested l00% in any of the then available investment options under Section 6.3, if any, or alternatively, in any combination of then available investment options (so long as the total equals l00%). A Participant’s preference shall specify the multiples of said Deferred Compensation account which may be deemed to be invested in each of the said investment options. Such requests shall be acted upon by the Employer and NSB Holding Corp., as applicable, in its sole discretion. To the extent that any Participant shall fail to direct the investment of all or part of his or her Deferred Compensation account, or to the extent that the Employer chooses not to honor such request, it shall be deemed to bear interest at the rate prevailing from time to time for 30-year United States Treasury Bonds, as reported daily in The Wall Street Journal. Such interest shall be calculated monthly, based on the bond rate in effect on the first day of each calendar month.

6.5	Changes in Investment Elections

A Participant’s investment request for the Participant’s Deferred Compensation account and supplemental retirement plan benefits may be changed from time to time by the Participant, provided the revised investment request is filed and accepted by the Administrator in advance of the implementation of such change with the Administrator, on a form to be provided by the Administrator. A Participant may request by written notification to the Administrator, no more often than two (2) times during each Plan Year, to change his or her investment request effective with respect to his or her Deferred Compensation account value and supplemental retirement plan benefits on the Accounting Date coincident with or next following implementation of such request by the Administrator, which request shall be honored in the sole discretion of the Administrator.

6.6	Transfers upon Termination

Prior to the commencement of installment payments pursuant to Article 7, a Participant who has terminated his or her position as a Trustee, Director or Employee on account of being Disabled or otherwise, or on account of Retirement on a Retirement Date, may request a one time irrevocable change in his or her investment request pursuant to Section 6.5, effective with respect to the total Deferred Compensation account value credited on the Accounting Date coincident with or next following implementation of such request by the Administrator. Such request shall be honored in the sole discretion of the Administrator.

6.7	Investment of Funds

The Administrator may invest assets of the Employer in a manner designed to reflect Participants’ investment preferences pursuant to Section 6.4. Such investments shall be made in the name of the Employer or NSB Holding Corp., or through a grantor trust arrangement established by the Employer and NSB Holding Corp. The Board of Trustees and Board of Directors reserve the authority, without advance notice to the affected Participants, to eliminate any or all of the investment options created by the Plan, if any, and may direct the Administrator to reinvest, or withhold from investment, assets of the Employer or NSB Holding Corp. affected by such action, in any manner consistent with the provisions of the Plan.

6.8	Investment Option Valuations

Investment options under the Plan, if any, are to be valued as of each Accounting Date, so that the value of each account maintained can be determined as of any Accounting Date pursuant to a uniform system of accounting. The Administrator may, in his or her sole discretion, provide each Participant with a statement of Deferred Compensation following the end of each calendar year, and may provide more frequent statements as deemed appropriate. A Participant shall be deemed to have accepted as current any such statement, except to the extent that he or she files a written objection or exception thereto with the Administrator within thirty (30) days after the furnishing of such statement.

A Participant’s interest in the Plan shall be valued for a single-sum or installment payment as of the Accounting Date coincident with or immediately following receipt by the Administrator of written notification of an Unforeseeable Emergency, the Participant’s Retirement Date, death, Termination of Service, Disabled status, a Change in Control, or selected date of distribution, pursuant to Article 7, whichever is applicable.

All withdrawals and distributions made under the Plan shall be made in accordance with Article 7, subject to any applicable federal, state or local deferral of compensation and tax withholding laws.

Article 7
Deferred Compensation Distributions
     The provisions of this Article 7 apply to amounts deferred at the election of a Trustee or Director from board fees, or at the election of a Participant from Compensation or Performance Based Compensation.
7.1	Distribution upon Retirement Date or Death

Subject to the provisions of Section 6.2, and 7.9, and except as otherwise designated under the Participant’s Enrollment Agreement form in accordance with Section 7.6, upon Separation From Service on or after the Participant’s Retirement Date or death, Plan payments shall be distributed to the Participant, or to a Beneficiary or Beneficiaries in the case of death, in the manner set forth in Section 7.7; provided, however, that in the case of a Retirement Date, the Participant has advised the Administrator in writing at least ten (10) days prior to the intended Retirement Date. If a Participant does not provide such advance written notice, the Administrator may delay, in his or her sole discretion, the initial installment or single lump-sum payment for such additional period of time as he or she shall require, but in no event shall such delay extend beyond two and one-half (2-1/2) months following the end of the calendar year in which occurs the Participant’s Separation From Service, except as required by Section 7.10 hereof.

7.2	Distribution upon Termination Because of Disabled Status

Subject to the provisions of Section 6.2, upon the Termination of Service of a Participant because he or she is Disabled, Plan payments shall be distributed to the Participant in the manner set forth in Section 7.7.

7.3	Distribution upon Separation From Service Prior to Retirement Date for Reasons Other Than Death or Disabled Status

Subject to the provisions of Sections 6.2 and 7.9, and except as otherwise designated under the Participant’s Enrollment Agreement form in accordance with Section 7.6, upon the Participant’s Separation From Service prior to Retirement Date for any reason other than death or Disabled status, Plan payments shall be distributed to the Participant in the manner set forth in Section 7.7.

7.4	Distribution upon Establishment of Unforeseeable Emergency

Subject to the provisions of Section 6.2, upon submission by a Participant of documentation specified by the Administrator in support of establishing an Unforeseeable Emergency, and acceptable to the Administrator in establishing such severe financial hardship, Plan payments in an amount determined by the Administrator and consistent with Section 2.42 shall be distributed to the Participant in the matter set forth in Section 7.7

7.5	Distribution upon Change of Control

Subject to the provisions of Section 6.2, a Participant may elect Plan payments upon a Change in Control, in the manner set forth in Section 7.7.

7.6	Distribution upon Selected Date

Subject to the provisions of Section 6.2, upon attainment of the specific date of distribution designated by the Participant under the Trustee’s, Director’s or Employee’s Enrollment Agreement for deferral of compensation, Plan payments shall be distributed to the Participant in the manner set forth in Section 7.7; provided, however that in the event of the Participant’s Retirement Date, death, Disabled status, Termination of Service, distribution for Unforeseeable Emergency or distribution on account of a Change in Control, prior to such selected date, Plan payments shall thereupon be made instead in accordance with Section 7.1, 7.2, 7.3, 7.4 or 7.5, whichever is applicable.

7.7	Modes of Distribution

Subject to the following paragraph, a distribution pursuant to Section 7.1, 7.2, 7.3, 7.4, 7.5 or as designated pursuant to 7.6, whichever is applicable, shall be made according to whichever of the following payment choices the Participant shall designate in his or her Trustee, Director or Employee Enrollment Agreement for deferral of compensation:
(a)	in a single lump sum, in which case the amount of the payment shall be equal to the amount of the entire balance credited to the Participant’s account as of the last Accounting Date before the Benefit Commencement Date; or

(b)	in such number of annual installment payments (not to exceed fifteen such payments) as the Participant shall specify in his or her written election to defer receipt of Trustee Fees or Director Fees, in which case the amount of each payment shall be determined as of the last Accounting Date before the Benefit Commencement Date (or, in the case of the second and subsequent installments, the anniversary of such date) and shall be equal to the quotient of (A) the entire amount then credited to the Participant’s Deferred Compensation account, divided by (B) the number of installment payments remaining to be made.
The distribution form must be elected prior to the deferral of the Deferred Compensation to which it relates, or if made later, then such election must comply with Section 7.9 hereof. If the Participant fails to designate a payment schedule on his or her Trustee, Director or Employee Enrollment Agreement for Deferral of Fees, Compensation and/or Performance Based Compensation, or if the entire balance credited to the Participant’s Deferred Compensation account as of the last Accounting Date prior to the Benefit Commencement Date is less than $10,000, then payment shall be made in a single lump-sum.

7.8	Future Deferral Distributions

A Participant may amend his or her designation regarding either the date on which payment will be, or begin being, made or the payment schedule to be followed (i) with respect to amounts attributable to Trustee Fees, Director Fees, Compensation and/or Performance Based Compensation, to be deferred subsequent to the calendar year in which he or she files an amended designation with the Administrator, or (ii) as provided for in Section 7.9. Amounts to be distributed in accordance with an amended designation shall be accounted for separately from amounts to be distributed in accordance with any prior designation, and the foregoing provisions of this Section shall be applied independently with respect to each amount that is separately accounted for.

7.9	Changes in Time and Form of Distribution of Existing Designations

A Participant may amend his or her existing designations regarding either a delay of the date on which payment will be, or installments will begin being made, or the payment schedule to be followed with respect to previous designations; provided that: (i) each such election may not take effect until at least twelve (12) months after the date on which the election hereunder is made; (ii) in the case of an election other than an account of Disabled status, death, or Unforeseeable Emergency, the date of first payment with respect to which such election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been made; and (iii) in the case of an election on account of a selected date, pursuant to Section 7.6, a payment may not be made less than twelve (12) months prior to the date of the payment, or first scheduled installment payment, previously elected under such Section.

7.10	Delay in Distribution for Key Employees

In the case of a Plan distribution to a Key Employee on account of Separation From Service (other than due to death or being Disabled), pursuant to Section 7.3, a distribution may not be made before the date which is six (6) months following such Participant’s Separation From Service (or, if earlier, the date of the Participant’s death).

7.11	Beneficiary Designations

At the time a Participant designates a mode of distribution on his or her Enrollment Agreement deferral of compensation form, or forms, pursuant to Section 7.7, the Participant shall specify the payment alternative applicable to a Beneficiary or Beneficiaries in the event the Participant should die prior to receiving the full amount of the Participant’s account, and said alternative may be the same or different from the alternative elected for the Participant.

If a Participant entitled to receive, or receiving, a distribution under the Plan should die prior to the time the Participant has received the full amount to which entitled at the date of death, all remaining amounts shall be paid to the deceased Participant’s Beneficiary or Beneficiaries, according to the Participant’s form or forms of election, as specified in the above paragraph, or, if the Beneficiary or Beneficiaries are deceased, or, if no Beneficiary was selected by the Participant, to the Participant’s estate in a single lump-sum.

Article 8
Supplemental Retirement Benefits
     The provisions of this Article 8 apply to benefits accrued for the benefit of a Participant hereunder relating to the Retirement Income Benefit that supplements the Basic Retirement Plan Retirement Benefit.
8.1	Benefits on Retirement

The supplemental Retirement Income Benefit payable to an eligible Participant in the form of a life annuity, commencing on Separation From Service at Normal, Early or Postponed Retirement Date, as the case may be, shall be equal to the difference, effective on or after January 1, 1994, between (a) and (b) as stated below:
(a)	the monthly amount of Basic Retirement Plan retirement income payable upon Normal, Early or Postponed Retirement Date, as the case may be, to which the Participant would have been entitled under the Basic Retirement Plan, if such benefit were calculated under the Basic Retirement Plan without giving effect to the limitations and restrictions imposed by the application of Code Sections 401(a)(17) and 415, or any successor provisions thereto;

(b)	the monthly amount of Basic Retirement Plan retirement income payable upon Normal, Early or Postponed Retirement Date, as the case may be, actually payable to the Participant under the Basic Retirement Plan, after the limitations and restrictions imposed by the application of Code Sections 401(a)(17) and 415, or any successor provisions thereto.
8.2	Benefits on Termination of Employment

With respect to eligible Participants who terminate their employment other than on a Retirement Date specified in Article 5, the supplemental vested Retirement Income Benefit payable in the form of a life annuity, shall be equal to the difference between (a) and (b) as stated below:
(a)	the monthly amount of Basic Retirement Plan vested retirement income payable upon termination of service to which the Participant would have been entitled under the Basic Retirement Plan, if such benefit were calculated under the Basic Retirement Plan without giving effect to the limitations and restrictions imposed by the application of Code Sections 401(a)(17) and 415, or any successor provisions thereto;

(b)	the monthly amount of Basic Retirement Plan vested retirement income payable upon termination of service actually payable to the Participant under the Basic Retirement Plan, after the limitations and restrictions imposed by the application of Code Sections 401 (a) (17) and 415, or any successor provisions thereto.

8.3	Termination of the Basic Retirement Plan

In the event of the termination of the Basic Retirement Plan, the Administrator shall calculate the supplemental Retirement Income Benefit provided for under Section 8.2, as if the Participant had terminated service as of such date, and the present value of such benefit (calculated in the same manner as present values under the terminated Basic Retirement Plan), together with amounts credited under Section 8.4, adjusted for Gains and Losses, if any (as hereafter defined) shall be payable as provided for in Section 10.2 or 12.6, whichever is applicable.

For purposes of this Section “Gains and Losses” shall be calculated as of the last day of each calendar year prior to the year of distribution to a Participant (or a Participant’s beneficiary or estate), commencing with the year in which the Basic Retirement Plan terminated, and as of the date of a distribution to a Participant (or a Participant’s beneficiary or estate) pursuant to Section 10.2 or 12.6, whichever is applicable, based on the same index as that described under “Gains and Losses” in the third paragraph of Section 9.1.

8.4	Increased Benefit on Termination of Basic Retirement Plan

In the event of the termination of the Basic Retirement Plan, an eligible Participant’s supplemental Retirement Income Benefit shall be increased by the Plan Termination Reversion Amount (as hereafter defined). The “Plan Termination Reversion Amount” shall be each Participant’s pro-rata share of the Basic Retirement Plan fund remaining, after satisfaction of all Basic Retirement Plan liabilities, calculated with respect to all Basic Retirement Plan participants actively employed on the date of termination of the Basic Retirement Plan, as if the limitations and restrictions of Code Sections 401(a)(17) and 415 did not apply.

Article 9
Supplemental Savings
Benefits and Deferral Credit Accounts
     The provisions of this Article 9 apply to benefits accrued for the benefit of a Participant hereunder relating to the Savings Benefit that supplements the Basic Savings Plan Savings Benefit.
9.1	Supplemental Savings Benefits

The Savings Benefit under the Plan shall be effective as of January 1, 1991, and shall, for each calendar year, be equal to the sum of (a) and (b) as follows:
(a)	the maximum amount of Employer matching contributions provided to a Participant each calendar year commencing January 1, 1991, assuming a Participant’s Maximum Contributions, reduced by the amount of Employer matching contributions provided to a Participant each calendar year under the Basic Savings Plan, adjusted by Gains and Losses, if any (as hereafter defined), plus, effective as of January 1, 2000, the amount of Employer matching contributions, if any, that were not credited to a Participant’s Basic Savings Plan account as a result of an Employer error in not crediting the otherwise permissible maximum amount of Employer matching contributions to a Participant’s Basic Savings Plan account, adjusted by Gains and Losses, if any (as hereafter defined), from the date of crediting hereunder, plus,

(b)	the maximum amount of Employer Discretionary Employer Contributions provided to a Participant under the Basic Savings Plan each calendar year commencing January 1, 1996, assuming an allocation without taking into account the limitations and restrictions imposed by the application of Code Sections 401(a)(17) and 415, or any successor provisions thereto, reduced by the amount of Employer Discretionary Employer Contributions provided to a Participant each calendar year under the Basic Savings Plan, adjusted by Gains and Losses, if any (as hereafter defined).
For purposes of this Section, the following definition shall apply:
“Gains and Losses” shall be calculated as using as an index the then available investment fund suggested by a Participant pursuant to Section 6.3, with Gains and Losses to date, if any, credited prior to April 30, 1998 indexed in accordance with such Participant suggestion. If the Committee determines it will not honor a Participant’s request, or in the absence of a Participant request under Section 6.3, Gains and Losses shall be calculated using the measure set forth in Section 6.4.

9.2	Deferred Credit Account

Employer credits for Savings Benefits under the Plan shall be accounted for by the Employer under a Deferral Credit Account, maintained in the name of the Employer, on behalf of each Participant.

9.3	Crediting of Units

Each Deferral Credit Account maintained by the Employer shall be credited with units on behalf of each Participant, as appropriate in accordance with the Section 6.1 Savings Benefit, as soon as administratively practicable, but in no event later than March 15 of the Plan Year following the Plan Year in which Basic Savings Plan contributions on behalf of the Participant were limited or restricted.

Article 10
Payment of Supplemental Benefits
10.1	Nonforfeitable Right to Benefits

Participants shall have a one hundred percent (100%) non-forfeitable right to their Deferred Compensation, their Retirement Income Benefit and their Savings Benefit, as the case may be, under the Plan.

10.2	Payment of Retirement Income Benefits

The Retirement Income Benefit payable to an eligible Participant shall be paid over the period, to the persons and in the benefit form as the Participant shall have elected under the written Enrollment Agreement for deferral of compensation provided for in Section 4.4.

10.3	Payment of Savings Benefit

The Savings Benefit payable to an eligible Participant, in accordance with Article 9, shall be equal to the value of all amounts credited to the Participant’s Deferral Credit Account, payable in accordance with the written Enrollment Agreement for deferral of compensation provided for in Section 4.4.

Article 11
Modes of Supplemental Benefit Payment
11.1	Payment Form

Any Retirement Income Benefit and/or Savings Benefit payable under the Plan to a Participant, Beneficiary, joint or contingent annuitant or eligible child, shall be payable in accordance with the provisions of the written Enrollment Agreement for deferral of compensation provided for in Section 4.4. Retirement Income Benefits paid from the Plan in a form other than a life annuity shall be the actuarial equivalent of a life annuity, utilizing the actuarial equivalent factors set forth in the Basic Retirement Plan as applied to obtain optional modes of payment thereunder.

11.2	Commencement Dates

Payment of any Retirement Income Benefit and/or Savings Benefit under the Plan shall commence in accordance with the provisions of the written Enrollment Agreement for deferral of compensation provided for in Section 4.4.

Article 12
Supplemental Retirement and Savings Death Benefits
     The provisions of this Article 12 apply only to Retirement Income Benefits and Savings Benefits that supplement Basic Retirement Plan Retirement Benefits and Basic Savings Plan Savings Benefits, as the case may be.
12.1	Supplemental Death Benefit Payments

Upon the death of: (i) a Participant who has not terminated from employment prior to Retirement Date as defined in Section 5.1, or (ii) a Participant who retires on a Retirement Date as defined in Section 5.1 and dies prior to the complete distribution of Basic Retirement Plan Retirement Benefits and/or Basic Savings Plan Savings Benefits, as the case may be, benefits shall be payable as set forth in Sections 12.2, 12.3 and 12.4.

12.2	Supplemental Survivor Annuity Benefits

With respect to Retirement Income Benefits, if a Basic Retirement Plan preretirement survivor annuity or post retirement survivor annuity, as the case may be, is payable to a Participant’s surviving spouse or eligible children, if applicable, a supplemental preretirement survivor annuity or post retirement survivor annuity, as the case may be, shall be payable to the surviving spouse or eligible children, if applicable, under the Plan. The monthly amount of the Supplemental Surviving Spouse Benefit preretirement survivor annuity or post retirement survivor annuity, as the case may be, payable to a surviving spouse or eligible children, if applicable, shall be equal to the difference between (a) and (b) as stated below:
(a)	the monthly amount of Basic Retirement Plan preretirement survivor annuity or post retirement survivor annuity, as the case may be, to which the surviving spouse or eligible children, if applicable, would have been entitled under the Basic Retirement Plan, if such benefit were calculated under the Basic Retirement Plan without giving effect to the limitations and restrictions imposed by the application of Code Sections 401(a)(17) and 415, or any successor provisions thereto;

(b)	the monthly amount of Basic Retirement Plan preretirement survivor annuity or post retirement survivor annuity, as the case may be, actually payable to the surviving spouse or eligible children, if applicable, under the Basic Retirement Plan, after the limitations imposed by the application of Code Sections 401(a)(17) and 415, or any successor provisions thereto.

12.3	Term of Supplemental Survivor Annuity Benefits

The supplemental preretirement survivor annuity or post retirement survivor annuity shall be payable over the lifetime of the surviving spouse, or to eligible children to the extent provided in the Basic Retirement Plan, in monthly installments commencing on the first day of the month following the Participant’s death and shall terminate upon the death of the Beneficiary.

12.4	Supplemental Savings Benefit on Death

With respect to Savings Benefits, all amounts credited to the Participant’s Deferral Credit Account shall be payable in a single lump sum to the Participant’s surviving spouse, if any, as a Supplemental Surviving Spouse Benefit, unless an optional mode has been elected pursuant to Article 7.

12.5	Payments If No Surviving Spouse

Upon the death of a Participant under the circumstances set forth in clauses (i) and (ii) of Section 12.1, if no Basic Retirement Plan Surviving Spouse Benefit, and/or Basic Savings Plan Surviving Spouse Benefit, as the case may be, is payable, (a) no further Retirement Income Benefit shall be payable, unless an optional mode has been elected pursuant to Article 7, and (b) all amounts credited to the Participant’s Deferral Credit Account shall be payable to the Participant’s designated Beneficiary in a single lump sum.

12.6	Benefits upon Termination of the Basic Retirement Plan

Anything in the foregoing Sections of this Article 12 or elsewhere in the Plan to the contrary notwithstanding, in the event of the death of an eligible Participant following the termination of the Basic Retirement Plan and prior to the complete distribution of a supplemental Retirement Income Benefit, a Participant’s supplemental Retirement Income Benefit shall be payable in either (i) a survivor annuity or (ii) a single lump sum to the Participant’s surviving spouse, if any, as determined by the Committee, and if there is no surviving spouse on the date of the Participant’s death, to the Participant’s estate in a single lump sum.

Article 13
Non-Assignability and
Limitation on Payments
13.1	Non-Assignability

The Plan and any Enrollment Agreement for deferral of compensation or supplemental benefits entered into by a Participant, and the benefits, procedures or payments thereunder are non-assignable and non-transferable, and shall not be sold, assigned, pledged, commuted, transferred or otherwise conveyed by any Participant or Beneficiary.

The Employer and NSB Holding Corp., as applicable, shall be the owner of all Deferred Compensation hereunder and shall be the grantor of any trust and sole beneficiary of any investment fund contract or contracts entered into pursuant to the Plan. The Administrator, or his or her agents, shall be the custodian of any such investment fund contracts and the Administrator, or his or her agents, shall take the steps necessary to provide a place of safekeeping for any such contracts.

Except as otherwise required by applicable law, any Deferred Compensation payments made pursuant to the Plan shall not be subject to attachment, garnishment, or execution, or to transfer by operation of law in the event of a Participant’s or a Beneficiary’s bankruptcy or insolvency.

13.2	Limitation on Payments

The Plan shall not provide for the payment of amounts other than amounts of supplemental executive retirement benefits and Deferred Compensation under the Plan and amounts, if any, earned on Deferred Compensation. The Employer, NSB Holding Corp., Board of Trustees, Board of Directors, Committee and Administrator shall have no responsibility, contractual or otherwise, for Participant investment requests made in accordance with the Plan, nor for any loss of Participant account values resulting from such requests, to the extent honored by the Employer, NSB Holding Corp., Committee or the Administrator.

Article 14
Amendment or Termination
14.1	Amendment of Plan

The Board of Trustees of NSB Holding Corp. and Board of Directors of the Employer shall have the authority to jointly amend the Plan from time to time. No amendment or modification shall affect the rights of Participants or their Beneficiaries to the receipt of Trustee Fees, Director Fees, Compensation and/or Performance Based Compensation deferred prior to any such amendment or modification.

14.2	Termination of Plan

The Board of Trustees of NSB Holding Corp. and Board of Directors of the Employer shall have the joint authority to terminate the Plan at any time, subject to the requirements of Code Section 409A. Upon termination of the Plan: (i) each Participant’s full Trustee Fees, Director Fees, Compensation and/or Performance Based Compensation, as the case may be, to the extent not already deferred, will be thereupon restored; and (ii) the Administrator shall treat all Participants as if they had a Termination of Service date on the date of Plan termination, and thereupon pay to each Participant, Deferred Compensation in accordance with Sections 7.7, 10.2 and 10.3, whichever is or are applicable; provided, however, that such Plan termination shall occur only under the following circumstances and conditions:
(a)	The Board may terminate the Plan within twelve (12) months of a corporate dissolution taxed under Code section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of: (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)	The Board may terminate the Plan within the thirty (30) days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Employer are terminated so that the Participants and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of the termination of the Plan and all other substantially similar arrangements.

(c)	The Board may terminate the Plan provided that: (i) all arrangements sponsored by the Employer that would be aggregated with this Plan under Proposed Treasury regulations section 1.409A-1(c) (if the Participants covered by this Plan were also covered by any of those other arrangements) are also terminated; (ii) no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the termination of the Plan; (iii) all payments are made within twenty-four (24) months of the termination of the Plan; and (iv) the Employer does not adopt a new plan or arrangement that would be aggregated with any terminated arrangement under Proposed Treasury regulations section 1.409A-1(c) if the Executive participated in both arrangements, at any time within five (5) years following the date of termination of the Plan.

Article 15
Miscellaneous Provisions
15.1	No Right to Continued Board Membership or Employment

Neither the establishment of the Plan, nor any provisions of the Plan, nor any action of the Committee, Administrator, the Employer or NSB Holding Corp., shall be held or construed to confer upon any Trustee, Director or Employee any right to a continuation of a position on the Board of Trustees or Board of Directors, or continuation of employment, as the case may be. The Employer and NSB Holding Corp. reserve the right to deal with any Trustee, Director or Employee to the same extent and in the same manner that it would if the Plan had not been adopted.

15.2	Construction of Language

Wherever appropriate in the Plan, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and words importing the masculine gender shall be deemed to refer equally to the female gender. Any reference to a section number shall refer to a section of the Plan, unless otherwise indicated.

15.3	Headings

The headings of articles and sections are included solely for convenience of reference, and if there be any conflict between the text of such headings and the text of the Plan, the text within the Plan sections shall control.

15.4	Severability

A determination that any provision of the Plan is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

15.5	Waiver

Failure to insist upon strict compliance with any of the terms, covenants or conditions of the Plan shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of the Plan must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

15.6	Governing Law

The Plan shall be construed, administered and governed in all respects under applicable federal law and the laws of the State of New York, without regard to the choice of law or conflict of law rules recognized by such state. The Board of Trustees and Board of Directors shall have authority to jointly make any changes in the Plan necessary to conform its terms with the requirements of applicable federal and state law. The Plan is intended to be construed consistent with the requirements of Code Section 409A and the Treasury regulations and other guidance issued thereunder. If any provision of the Plan shall be determined to be inconsistent therewith for any reason, then the Plan shall be construed, to the maximum extent possible, to give effect to such provision in a manner that is consistent with Code Section 409A, and, if such construction is not possible, as if such provision had never been included. In the event that any of the provisions of the Plan, or any portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (i) insofar as is reasonable, effect will be given to the intent manifested in the provisions held to be invalid or inoperative, and (ii) the invalidity and enforceability of the remaining provisions will not be affected thereby.